EXHIBIT 11.1

                              SunPharm Corporation
               CALCULATION OF WEIGHTED AVERAGE SHARES OUTSTANDING
                             AND NET LOSS PER SHARE

   For nine months ended September 30,1998:
                                         DAYS
      TOTAL SHARES                   OUTSTANDING
   -------------------         -----------------------
        5,737,828        x                     7          =         40,164,796
        5,745,618        x                    56          =        321,754,608
        5,748,618        x                    15          =         86,229,270
        5,758,901        x                    13          =         74,865,713
        5,760,330        x                    22          =        126,727,260
        5,767,830        x                   160          =        922,852,800
                               -----------------------          ----------------
                                             273                 1,572,594,447

        Weighted Average Shares =     1,572,594,447 / 273 =          5,760,419
        Net Loss Per Share =          $ (3,006,051) / 5,760,419        $ (0.52)


   For nine months ended September 30,1997:
                                         DAYS
      TOTAL SHARES                   OUTSTANDING
   -------------------         -----------------------
        3,708,879        x                    87          =        322,672,473
        5,537,165        x                     4          =         22,148,660
        5,607,471        x                    76          =        426,167,796
        5,672,471        x                    44          =        249,588,724
        5,732,471        x                    62          =        355,413,202
                               -----------------------          ----------------
                                             273                 1,375,990,855

        Weighted Average Shares =     1,375,990,855 / 273 =          5,040,260
        Net Loss Per Share =          $ (2,886,762) / 5,040,260        $ (0.57)


   For three months ended September 30,1998:
                                         DAYS
      TOTAL SHARES                   OUTSTANDING
   -------------------         -----------------------
        5,767,830        x                    92          =        530,640,360


        Weighted Average Shares =        530,640,360 / 92 =          5,767,830
        Net Loss Per Share =             $ (918,071) / 5,767,830 $       (0.16)


   For three months ended September 30,1997:
                                         DAYS
       TOTAL SHARES                  OUTSTANDING
    -------------------        -----------------------
        5,672,471        x                    31         =         175,846,601
        5,732,471        x                    61         =         349,680,731
                               -----------------------          ----------------
                                              92                   525,527,332

        Weighted Average Shares =       525,527,332 / 92 =           5,712,254
        Net Loss Per Share =            $ (1,019,643)/ 5,712,254       $ (0.18)